Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedules of IDX Systems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, IDX Systems Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IDX Systems Corporation filed with the Securities and Exchange Commission pertaining to the IDX Systems Corporation’s 2005 Stock Incentive Plan and 1995 Employee Stock Purchase Plan.

/s/ Ernst & Young LLP

August 2, 2005

Boston, Massachusetts